Exhibit 10.3b

AMENDMENT OF
RESIGNATION AND RELEASE AGREEMENT

          THIS AMENDMENT is made as of April 30, 2004, between WISCONSIN ENERGY CORPORATION (the "Company") and JAMES DONNELLY (the "Executive").

          WHEREAS, the Executive is currently employed as President and Chief Executive Officer of WICOR Industries, LLC (formerly WICOR Industries, Inc.) ("WICOR"), an indirect wholly owned subsidiary of the Company, and

          WHEREAS, the Company and the Executive entered into a Resignation and Release Agreement dated February 2, 2004 (the "Agreement") which provides for Executive's retirement effective as of May 1, 2004, and

          WHEREAS, the Company has recently reached an agreement to sell WICOR to Pentair, Inc. ("Pentair") through a sale of the stock of WICOR's parent WICOR, Inc., a direct wholly owned subsidiary of the Company, to Pentair; and

          WHEREAS, the Company and Pentair have requested that Executive continue in employment with WICOR for a limited period of time in order to provide for an orderly business transition; and

          WHEREAS, the Executive is willing to delay his retirement and continue in employment on the terms provided in this Amendment.

          NOW, THEREFORE, in consideration of good and valuable consideration, the parties agree as follows:

1.     Delayed Resignation Date. The Executive agrees to continue in employment as President and Chief Executive Officer of WICOR Industries, LLC through December 31, 2004; provided that Executive's employment may be terminated earlier if: (a) either the Company or Executive elect to terminate Executive's employment on at least thirty (30) days' advance written notice to the other party or (b) the Company and Executive mutually agree to an earlier termination date. The period between May 1, 2004 and Executive's actual retirement date shall be referred to as the "Extended Employment Period."

2.     Compensation and Benefits. During the Extended Employment Period, the Company shall provide Executive with the following compensation and benefits:

(a) Salary and Bonus. The Company shall pay to Executive his current base salary plus a pro-rated bonus based upon the bonus at 100% of target for the 2004 year.

(b) Pension and Welfare Benefits. The Executive shall continue to be covered under the Company's tax-qualified retirement plans and welfare benefit plans. The three years of special benefits continuation described in Section 3 of the Agreement shall commence at the end of the Extended Employment Period.

(c) Vacation. Executive shall continue to accrue vacation as he had prior to May 1; 2004 and will be paid for all accrued but untaken vacation days at the end of the Extended Employment Period. Executive agrees that he will limit his vacation days so that they do not adversely affect the transaction with Pentair.

(d) Temporary Housing Expenses. In recognition of the fact that Executive has sold his home and his family has relocated, the Company shall reimburse Executive for up to $3,000 per month in temporary housing expenses. In addition, the Company shall provide Executive with two round trip airplane tickets per month to visit his family.

(e) Effect on Other Compensation and Benefits. Except as provided in (a), (b) (c) and (d) above, the amount and timing of payments and benefits under the Agreement shall not be affected. Executive shall not accrue any additional benefits under any other plans (e.g., any non-qualified deferred compensation plans) or become entitled to any severance benefits as a result of his employment during the Extended Employment Period or termination of employment at the expiration of the Extended Employment Period.

(f) Attorneys Fees. The Company shall reimburse Executive for his reasonable legal fees associated with review of this Amendment, but not to exceed $3,500 in any event (and any amount so paid will be taxable compensation income to the Executive subject to all applicable withholding requirements).

3.     Confidentiality. The parties agree that the performance of Executive's duties as an executive of WICOR and his communications with Pentair regarding the sale shall not be a violation of the confidentiality and non-disclosure restrictions contained in the Agreement.

4.     Entire Agreement; Governing Law. This Amendment sets forth the entire agreement between the parties hereto with respect to Executive's employment during the Extended Employment Period. All other terms and conditions of the Agreement, except as modified by this Amendment are agreed by the parties to be in full force and effect and binding on their heirs, personal representatives, successors and assigns. The Agreement and this Amendment shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to its conflict of laws provisions.

          IN WITNESS WHEREOF, the parties have signed this Amendment as of the dates set forth below opposite their names.

/s/ James Donelly JAMES DONNELLY	April 30, 2004 Date
WISCONSIN ENERGY CORPORATION By: /s/ Richard A. Abdoo Title: Chairman and Chief Executive Officer	April 30, 2004 Date